Exhibit 3.1

Execution Version

AURORA DIAGNOSTICS HOLDINGS, LLC

THIRD AMENDMENT TO THE

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS THIRD AMENDMENT (this “Third Amendment”) to the Second Amended and Restated Limited Liability Company Agreement, dated as of July 6, 2011, as amended (the “LLC Agreement”) of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings LLC”) is made by the undersigned, constituting the Majority Summit Investors, Majority KRG Investors, and Majority Management Investors, and is effective as of May 25, 2017. Unless otherwise indicated, capitalized words and phrases used in this Third Amendment shall have the same meaning as set forth in the LLC Agreement.

WHEREAS, pursuant to Sections 3.1 and 14.2 of the LLC Agreement, the Majority Summit Investors, Majority KRG Investors and Majority Management Investors may amend the LLC Agreement in certain circumstances; and

WHEREAS, the Majority Summit Investors, Majority KRG Investors and Majority Management Investors desire to amend the LLC Agreement as set forth in this Third Amendment.

NOW THEREFORE, the LLC Agreement is hereby amended as follows:

1. Amendment to Article I.

(a) Definitions of the terms set forth below are hereby added to Article I in the appropriate alphabetically-ordered location:

““Member Warrantholder” means any Warrantholder who has duly executed and delivered to the Company a joinder to this Agreement in accordance with Section 14.7 hereof, but only for so long as such Person continues to be the holder of unexercised Warrants.”

““Warrants” means all Common Unit Purchase Warrants, issued as of May 23, 2017 (the “2017 Warrant Original Issue Date”) by Holdings LLC to the holders thereof (each such holder, so long as such holder holds unexercised Warrants, a “Warrantholder”).”

(b) The definition of the following term is hereby amended by adding thereto the language below that is bolded and double underlined.

““Member” means (i) each of the KRG Investors, the Summit Investors, the Management Investors, each other Person listed on the Schedule of Unitholders attached hereto as of the Effective Date, and any Person admitted to Holdings LLC as a Substituted Member or Additional Member; but only for so long as such Person is shown on Holdings LLC’s books and records as the owner of one or more Units, and (ii) any Member Warrantholder, each of whom shall be deemed to hold the number of Units that such Member Warrantholder would receive in the event that such Member Warrantholder exercised in full all of such Member Warrantholder’s Warrants; provided however, that the foregoing clause (ii) shall be ignored for purposes of calculating and distributing Distributions pursuant to Section 4.1(b) or 4.1(c).”

2. Amendment to Section 3.1(c).Section 3.1(c) of the LLC Agreement is hereby amended by adding thereto at the end of such Section the language below.

“(vi) Notwithstanding anything herein to the contrary, all Member Warrantholders shall be deemed to be “Securityholders” solely for purposes of this Section 3.1(c) as though all Member Warrantholders’ Warrants constituted Units and all Member Warrantholders, by virtue of their ownership of Warrants, were Securityholders hereunder; provided, however, that, for the avoidance of doubt, the purchase of any Equity Securities by a Member Warrantholder pursuant to this Section 3.1(c) shall not, by itself, trigger any rights of any Person under Section 3.1(c).”

3. New Section 3.9. A new Section 3.9 is hereby added to the LLC Agreement with the language below.

“Applicability to Warrantholders. Solely for purposes of Sections 3.2, 3.4, 3.5, 3.6, 3.7 and 3.8, the term “Unitholder” shall include all Warrantholders, each of whom shall be deemed to hold the number of Common Units receivable by such Warrantholder upon the exercise in full of all of such Warrantholder’s Warrants.”

4. Amendment to Section 4.1(a). Section 4.1(a) of the LLC Agreement is hereby amended by adding thereto the language below that is bolded and double underlined.

“(a) Tax Distributions. Except as otherwise prohibited by applicable law, within ten (10) days following the end of each Tax Estimation Period, Holdings LLC shall distribute to each Unitholder and Member Warrantholder with respect to each Fiscal Quarter to which such Tax Estimation Period relates an amount of cash (a “Tax Distribution”) which equals (i) (A) the amount of taxable “qualified dividend” income allocable to each such Unitholder or Member Warrantholder in respect of such Fiscal Quarter (as determined by the Board in good faith), multiplied by (B) the Applicable Tax Rate applied to “qualified dividend” income plus (ii) (A) the amount of taxable income (other than “qualified dividend” income) allocable to such Unitholder or Member Warrantholder in respect of such Fiscal Quarter (as determined by the Board in good faith) (net of taxable Losses (exclusive of “qualified dividend” income) allocated to such Unitholder or Member Warrantholder in respect of any prior Tax Estimation Period and not previously taken into account under this clause), multiplied by (B) the Applicable Tax Rate applied to income other than “qualified dividend” income less (iii) the aggregate amount, if any, paid or payable by Holdings LLC on behalf of such Unitholders and Member Warrantholders with respect to the applicable Tax Estimation Period on state group or composite income tax returns or as required withholding for the Fiscal Year relating to such Tax Distribution, with each such Unitholder’s and Member Warrantholder’s allocable share of taxable income taking into account any reduction in taxable income attributable to any basis adjustments with respect to a Member or Member Warrantholder, as applicable, pursuant to Section 743 of the Code as a result of Holdings LLC’s election pursuant to Section 754 of the Code. To the extent a Member or Member Warrantholder would be entitled to a greater distribution pursuant to this Section 4.1(a) based on the taxable income allocated to a Member or Member Warrantholder as shown on the tax returns with respect to a Fiscal Year than the amount actually distributed pursuant to this Section 4.1, such excess shall be distributed upon the filing of such tax returns to the extent the distribution of such funds of Holdings LLC would not violate applicable law. From and after July 31, 2014, to the extent a Member or Member Warrantholder receives a distribution pursuant to this Section 4.1(a) (including as a result of the change in the Applicable Tax Rate) in excess of the amount such Member or Member Warrantholder was otherwise entitled based on the taxable income allocated to a Member or Member Warrantholder as shown on the tax returns with respect to a Fiscal Year, such excess shall reduce the amount of future distributions to which the Member or Member Warrantholder is otherwise entitled under this Section 4.1(a) until such excess has been eliminated. A Member’s or Member Warrantholder’s entitlement to Tax Distributions with respect to periods prior to July 31, 2014 shall be determined under this Agreement (as amended prior to July 31, 2014), the Amended and Restated Agreement or the Original Agreement, as applicable, and made consistent therewith, and the provisions of this Section 4.1(a) shall apply to periods subsequent to July 31, 2014; provided, that to the extent a Member or Member Warrantholder has received a distribution pursuant to Section 4.1(a) of this Agreement (as amended prior to July 31, 2014), the Amended and Restated Agreement or the Original Agreement, as applicable, in excess of the amount such Member or Member Warrantholder was otherwise entitled based on the taxable income allocated to a Member or Member Warrantholder as shown on the tax returns with respect to any period (or portion thereof) prior to July 31, 2014, the amount of such excess distribution, as set forth on Schedule C hereto, shall be considered an advance Distribution of any distribution to which the Member is entitled under Section 4.1(b). From and after July 31, 2014, a Tax Distribution shall be considered an advance Distribution of any distribution to which the Member (including any Member Warrantholder who exercises any Warrants) is entitled under Section 4.1(b). To the extent Holdings LLC has legally available funds (including any unused availability under any applicable revolving credit facility), it shall draw on such funds to make the distributions required by this Section 4.1(a).”

5. New Section 4.7. A new Section 4.7 is hereby added to the LLC Agreement with the language below.

“Applicability to Warrantholders. Solely for purposes of Sections 4.2, 4.3, 4.4, 4.5 and 4.6, the term “Unitholder” shall include all Warrantholders, each of whom shall be deemed to hold the number of Common Units receivable by such Warrantholder upon the exercise in full of all of such Warrantholder’s Warrants.”

6. Amendment to Section 5.2(a)(i). Section 5.2(a)(i) of the LLC Agreement is hereby amended by deleting therefrom the language below that is struck through and adding thereto the language below that is bolded and double underlined.

“(a) Number and Appointment.

(i) Holdings LLC Board. The Board shall consist of ~~eight (8)~~nine (9) Managers. Subject to Section 5.1(e), the Board may be increased upon the vote of the Board with such newly created positions being filled as determined by the Board. The Managers shall be appointed as follows:”

Additionally, a new Section 5.2(a)(i)(E) is hereby added to the LLC Agreement with the below language:

“(E) so long as at least 50% of the Common Units issuable upon the exercise in full of all Warrants outstanding as of the 2017 Warrant Original Issue Date remain unexercised, the Warrantholders of 50% of the Common Units issuable upon the exercise in full of all Warrants then outstanding (the “Majority Warrantholders”) shall have the right to appoint one (1) Manager (the “Majority Warrantholder Manager”) by written notice to the Company signed by the Majority Warrantholders.”

All necessary and corresponding changes to Section 5.2(a)(i) (including the usage and placement of the word “and”) is hereby adjusted as appropriate to accommodate the foregoing amendment.

7. Amendment to Section 5.2(b). Section 5.2(b) of the LLC Agreement is hereby amended by adding thereto the language below that is bolded and double underlined.

“(b) Term. Each Manager appointed shall serve until a successor is appointed in accordance with the terms hereof or his or her earlier resignation, death or removal. Any Summit Manager will be removed from the Board, with or without cause, at the written request of the Majority Summit Investors and under no other circumstances. Any KRG Manager will be removed from the Board, with or without cause, at the written request of the Majority KRG Investors. Any KRG Manager shall automatically be removed from the Board without any further action in the event the Majority KRG Investors are no longer entitled to appoint such Manager because the KRG Funds fail to satisfy the conditions set forth in Section 5.2(a)(i)(A). The Independent Manager will be removed from the Board, with or without cause, at the mutual written request of the Majority KRG Investors and the Majority Summit Investors. The Executive Manager will be removed from the Board promptly upon his or her employment with the Company ceasing for any reason and under no other circumstances except resignation. The Majority Warrantholder Manager shall automatically be removed from the Board without any further action in the event that less than 50% of the Common Units issuable upon the exercise in full of all Warrants outstanding as of the 2017 Warrant Original Issue Date remain unexercised. The Majority Warrantholder Manager may be removed from the Board, with or without cause, at the written request of the Majority Warrantholders. A Manager may resign at any time upon written notice to Holdings LLC. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.”

8. New Section 7.4. A new Section 7.4 is hereby added to the LLC Agreement with the language below.

“Applicability to Warrantholders. Solely for purposes of this Article VII, the term “Unitholder” shall include all Warrantholders, each of whom shall be deemed to hold the number of Common Units receivable by such Warrantholder upon the exercise in full of all of such Warrantholder’s Warrants.”

9. New Section 8.4. A new Section 8.4 is hereby added to the LLC Agreement with the language below.

“Applicability to Warrantholders. Solely for purposes of this Article VIII, the term “Unitholder” shall include all Warrantholders, each of whom shall be deemed to hold the number of Common Units receivable by such Warrantholder upon the exercise in full of all of such Warrantholder’s Warrants.”

10. Amendment to Section 9.3(a). Section 9.3(a) of the LLC Agreement is hereby amended by adding thereto the language below that is bolded and double underlined.

“(a) Participation Right. At least 30 days prior to any Transfer by any Member of any Units or other Equity Securities (other than one or more Transfers (w) pursuant to a Corporate Conversion, (x) which are Exempt Transfers, (y) in the case of the Summit Investors, in an aggregate amount not to exceed 10% (determined on a cumulative basis over the term of this Agreement) of each class of Summit Equity held by the Summit Investors or in the case of a KRG Investor, in an aggregate amount not to exceed 10% (determined on a cumulative basis over the term of this Agreement) of each class of KRG Equity held by such KRG Investor, or (z) in the case of a Summit Investor, to any Affiliate (other than any of the limited partners of any Summit Investor) or to any current officer, employee, manager or director of the Summit Investors or any of the Summit Investors’ Affiliates (other than any of the limited partners of any Summit Investor) or in the case of a KRG Investor, to any Affiliate (other than any of the limited partners of any KRG Investor) or to any current officer, employee, manager or director of the KRG Investors or any of the KRG Investors’ Affiliates (other than any of the limited partners of any KRG Investor)), and after complying with such Member’s obligations pursuant to Section 9.2, each Person making such Transfer (the “Transferring Unitholder”), shall deliver a written notice (the “Sale Notice”) to Holdings LLC and to the other Members that hold Units as of the Effective Date, each Member Warrantholder that holds unexercised Warrants as of the date of such Sale Notice, and to the holders of options under the Equity Incentive Plan as of the Effective Date (collectively, such Members, Member Warrantholders and holders, the “Other Holders”), specifying in reasonable detail the identity of the prospective Transferee(s), the number and class of Units to be Transferred and the terms and conditions of the Transfer. The Other Holders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Unitholder within 20 days after delivery of the Sale Notice; provided, however, that to the extent an Other Holder is a holder of options under the Equity Incentive Plan, such other holder shall be treated as a Unitholder and may elect to participate as a Unitholder with respect to any or all Units subject to such options, to the extent that such Other Holder agrees to pay to Holdings LLC the exercise price of such options by any method determined by the Board. Such participation shall be based upon the number of Common Units requested to be included by each Unitholder and Member Warrantholder (as though such Member Warrantholder held the number of Common Units receivable by such Member Warrantholder upon the exercise in full of all of such Member Warrantholder’s unexercised Warrants) relative to the number of all Common Units held by the Unitholders participating in such Transfer (including the Transferring Unitholder) and the number of Common Units receivable by any Member Warrantholders participating in such Transfer upon the exercise in full of all of such Member Warrantholders’ unexercised Warrants. Any Financial Investor that is participating in a Transfer pursuant to this Section 9.3 shall be entitled to sell a portion of the outstanding capital stock of a Blocker Corp in connection with such Transfer instead of Units. If the Other Holders have not elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 20-day period after delivery of the Sale Notice), then the Transferring Unitholder may Transfer the Units specified in the Sale Notice at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice during the 90-day period immediately following the date of the delivery of the Sale Notice. Any Transferring Unitholder’s Units not Transferred within such 90-day period shall be subject to the provisions of this Section 9.3 upon subsequent Transfer.”

11. Amendment to Section 9.3(b). Section 9.3(b) of the LLC Agreement is hereby amended by adding thereto the language below that is bolded and double underlined.

“(b) Participation Procedure; Conditions. With respect to any Transfer subject to Section 9.3(a), each Transferring Unitholder shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Holders who have elected to participate in any contemplated Transfer, and no Transferring Unitholder shall Transfer any of its Units or Warrants to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Holders, unless in connection with such Transfer, one or more of the Transferring Unitholders or their Affiliates purchase (on the same terms and conditions on which such Units or Warrants were sold to the Transferee(s)) the number and class of Units or Warrants from each Other Holder which such Other Holder would have been entitled to sell pursuant to Section 9.3(a). Each Unitholder and Member Warrantholder Transferring Units or Warrants pursuant to this Section 9.3 shall pay its pro rata share (based on each such holder’s share of the aggregate proceeds paid with respect to its Units and Warrants) of the expenses incurred by the Transferring Unitholder in connection with such Transfer and shall be obligated to join based on its pro rata share (based on each such holder’s share of the aggregate proceeds paid with respect to its Units and Warrants) in any indemnification or other obligations that the Transferring Unitholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Unitholder or Member Warrantholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units and Warrants or, in the case of a Blocker Corp, its liabilities and authority); provided that unless a prospective Transferee permits a Unitholder or Member Warrantholder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Unitholders and Member Warrantholders (based on each such holder’s share of the aggregate proceeds paid with respect to its Units and Warrants); provided that the Unitholders and Member Warrantholder shall have a right of contribution should their attributable share of escrow proceeds be used to satisfy claims that relate to breaches of representations that relate specifically to a particular Unitholder or Member Warrantholder.”

12. Amendment to Section 9.6(e). Section 9.6(e) of the LLC Agreement is hereby amended by deleting therefrom the language below that is struck through and adding thereto the language below that is bolded and double underlined.

“Code Section 7704 Safe Harbor. In order to permit Holdings LLC to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by Holdings LLC or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause ~~Holdings LLC to have more than 100 partners (within~~ the ~~meaning~~aggregate Transfer of ~~Treasury Regulation Section 1.7704-1(h), including~~Units for any given Taxable Year to exceed 2% of the ~~look-through rule~~total Units (excluding for this purpose, any Transfer by a Member described in Treasury Regulation Section 1.7704-1(~~h)(3~~e), (f) or (g)).”

13. Amendment to Section 9.9. Section 9.9 of the LLC Agreement is hereby amended by adding thereto the language below that is bolded and double underlined.

“Void Transfers. Any Transfer by any Member, Warrantholder or Unitholder of any Units, Warrants or other interest in Holdings LLC in contravention of this Agreement (including, without limitation, the failure of the Transferee to execute a counterpart to this Agreement) or which would cause Holdings LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by Holdings LLC or any other party. No purported assignee of a void transfer shall have any right to any Profits, Losses or Distributions of Holdings LLC.

14. General Provisions. On and after the date hereof, each reference in the LLC Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the LLC Agreement shall mean and be a reference to the LLC Agreement as amended by this Third Amendment. This Third Amendment may be executed in any number of counterparts, and all fully executed counterparts, whether original executions or email or facsimile executions or a combination, shall be construed together and shall constitute one and the same Third Amendment binding on all parties hereto. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The LLC Agreement as amended, this Third Amendment, and the documents and instruments and other agreements among the parties hereto as expressly referred to therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signatures on the Following Page]

IN WITNESS WHEREOF each of the undersigned has executed this Third Amendment in its capacity set forth below:

MAJORITY SUMMIT INVESTORS:

SV VI-A AURORA HOLDINGS, LLC

By:	s/ Christopher J. Dean
Name:	Christopher J. Dean
Title:	Secretary

SV VI-B AURORA HOLDINGS, L.P.

By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:	s/ Christopher J. Dean
Name:	Christopher J. Dean
Title:	Member

SV VI CO-INVESTORS HOLDINGS, LLC

By:	s/ Christopher J. Dean
Name:	Christopher J. Dean
Title:	Secretary

SPPE VII-B AURORA HOLDINGS, L.P.

By:	Summit Partners PE VII, L.P.
Its.	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:	s/ Christopher J. Dean
Name:	Christopher J. Dean
Title:	Member

SP PE VII-A AURORA HOLDINGS, LLC

By:	s/ Christopher J. Dean
Name:	Christopher J. Dean
Title:	Secretary

[Signature Page to Third Amendment to Aurora Holdings Second A&R LLC Agreement]

MAJORITY KRG INVESTORS:

KRG AURORA BLOCKER, INC.

By:	/s/ Bennett R. Thompson
Name:	Bennett R. Thompson
Title:	Vice President and Secretary

[Signature Page to Third Amendment to Aurora Holdings Second A&R LLC Agreement]

MAJORITY MANAGEMENT INVESTORS:

/s/ James C. New
James C. New

[Signature Page to Third Amendment to Aurora Holdings Second A&R LLC Agreement]

HOLDINGS LLC:

AURORA DIAGNOSTICS HOLDINGS, LLC

By:	/s/ Daniel D. Crowley
Name:	Daniel D. Crowley
Title:	Chairman, President & CEO

[Signature Page to Third Amendment to Aurora Holdings Second A&R LLC Agreement]